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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

         Filed by the Registrant  [ ]
         Filed by a Party other than the Registrant  [X]

         Check the appropriate box:
         [ ] Preliminary Proxy Statement                      [ ] Confidential.  For use of the Commission Only
                                                                  (as permitted by Rule 14a-6(e)(2))

         [ ] Definitive Proxy Statement
         [ ] Definitive Additional Materials
         [X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Community Bancshares, Inc.
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                (Name of Registrant as Specified in Its Charter)

                  Stockholders for Integrity and Responsibility
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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
         [X] No fee required.
         [ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:


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         (2) Aggregate number of securities to which transaction applies:


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         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 set forth the amount on which the filing fee is calculated and state how it was determined):


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         (4) Proposed maximum aggregate value of transaction:


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         (5) Total fee paid:


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         [ ]  Fee paid previously with preliminary materials.

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         [ ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


         (1) Amount previously paid:


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         (2) Form, Schedule or Registration Statement no.:


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         (3) Filing Party:


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         (4) Date Filed:


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

Stockholders for Integrity and Responsibility
Proxy Fight "Talking Points" V8
1 April 1999

KENNON R. PATTERSON, SR.
     Chairman, President, CEO
     Community Bancshares Inc.

12-year employment agreement (through 2008)

     Total Cash Compensation:                                  $14,800,000

     1997 Cash Compensation:                                   $   694,600

     1998 Cash Compensation;                                   $   778,246
     (Mr. Patterson averages $64,853.83 per MONTH;
     that is more than most people make in a year.)

Management Compensation

     Community Bank has reported that it has 5 executive officers making $100,000 or more annually. Other publicly traded bank holding companies in Alabama and Tennessee with less than $1 billion in assets report only 1-4 executive officers with six figure incomes. (Community Bank has about $600 million in assets.) In addition, we believe Community Bank has six additional employees earning six figure incomes. Thus, we believe that Community Bank has ELEVEN employees making $100,000 or more per year.

COMPENSATION COMPARISONS

     The 1997 average cash compensation of the CEOs from
     SouthAL, Auburn National, CommFin, First South,
     Pinnacle, Peoples and BankFirst                           $183,918

     Kennon Patterson, Sr.'s 1997 cash compensation            $694,600
     (more than 4 times the average of the other executives;
     his 1998 cash compensation was $778,246)

     The Executive Compensation Committee, gave Mr. Patterson a 95.7 percent raise in 1994, or $303,500 more for 1994 than he earned in 1993 (based on the 1996 Proxy Statement filed by Community Bank).

COMMUNITY BANK'S PERFORMANCE

- From 1993 to 1998, under Ken Patterson's leadership, Community Bancshare's Return on Average Assets declined from 1.11% to .67%.

- Community Bancshares net income has only risen about $1 million in the past five years, from approximately $2.5 million in 1993 to approximately $3.5 million in 1998.

- From 1993 to 1997, payments to the Patterson family and related parties have risen from approximately $477,650 in 1993 to more than $2.2 million in 1997 and $1.9 million in 1998 (payments include salaries, bonuses, plus other payments to related parties).

BENEFITS THAT WE BELIEVE THE BANK PROVIDES FOR KENNON PATTERSON, SR.:

BMW 750IL                                              $90,000+ (list price)

Membership to Old Overton Country Club in Birmingham

Hunting/fishing trip to Alaska for Patterson, his son, a Director and officers.

PATTERSON FAMILY EMPLOYEES/PAYMENTS

- Total payments by Community Bancshares to Patterson family or Patterson family owned businesses were $2,236,787 in 1997 and $1,918,232 in 1998.

- Seven members of the Patterson family are employed by the bank: Kennon Patterson, Sr.; Hodge Patterson III; Tracy Patterson; Kim Patterson; Edward Ferguson; Kennon R. "Chip" Patterson, Jr.; and Francesca "Frankie" Ferguson.

- Hodge Patterson III was paid $208,600 in 1997. He makes more than most CEOs of publicly traded bank holding companies in Alabama and Tennessee with less than $1 billion in assets.

- From 1993 through 1998, Community Bancshares paid Heritage Valley Farms, a company owned by Ken Patterson, Sr. $412,987 for lawncare services, including $96,300 in 1997 and $51,465 in 1998. Heritage Valley Farms was previously called Royal Acres.

- From 1994 through 1998, Community Bancshares paid Heritage Interiors, owned by Ken Patterson Sr.'s wife, $2,670,974 for interior design services and furniture, including $1,186,287 in 1997 and $666,492 in 1998.

         THE SECURITIES AND EXCHANGE COMMISSION REQUIRES THE FOLLOWING
                            ADDITIONAL INFORMATION:

      Stockholders for Integrity and Responsibility (the "Committee") will be soliciting proxies in connection with the 1999 Annual Meeting of Stockholders of Community Bancshares, Inc. (the "Company") for its nominees for Director and its proposals and against the proposals of the Company. The following stockholders are deemed to be participants in the solicitation of proxies by the Committee as of the date hereof. R.C. Corr, Jr. is deemed to own beneficially (as that term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) 280,356 shares of Common Stock of the Company, which constitutes approximately 6.0% of the outstanding shares of Common Stock. Doris J. Corr is deemed to own beneficially 322,172 shares of Common Stock of the Company, which constitutes 6.9% of the outstanding shares of Common Stock. Bryan a. Corr is deemed to own beneficially 190,205 shares of Common Stock of the Company, which constitutes 4.1% of the outstanding shares of Common Stock. Joan M. Currier is deemed to own beneficially 138,334 shares of Common Stock of the Company, which constitutes 3.0% of the outstanding shares of Common Stock. John David Currier is deemed to own beneficially 7,880 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Corr, Inc. is deemed to own beneficially 120,000 shares of Common Stock of the Company, which constitutes 2.6% of the outstanding shares of Common Stock. A. Lee Hanson is deemed to own beneficially 73,648 shares of Common Stock of the Company, which constitutes 1.6% of the outstanding shares of Common Stock. Jimmy C. Smith is deemed to own 4,850 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. J.R. Whitlock, Sr. is deemed to own beneficially 6,230 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. William S. Wittmeier, Jr. is deemed to own beneficially 1,260 shares of Common Stock of the Company, which constitutes less than 1.0% of the outstanding shares of Common Stock. Percentages are determined on the basis of 4,656,847 shares of Common Stock reported by the Company as being outstanding on March 15, 1999.